Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces First Quarter 2022 Financial Results

CHICAGO—(May 12, 2022) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial real estate finance company, today announced its results for the first quarter ended March 31, 2022.

John Mazarakis, Executive Chairman of Chicago Atlantic, noted, “The cannabis industry is one of the few sectors today that presents returns more correlated to regulatory milestones than the overall economic or interest rate environment. With a pipeline of $911 million in potential fundings, we continue to benefit from cannabis operators in our targeted limited-license states that are seeking debt capital to invest in accretive expansion plans to meet accelerating demand.”

Tony Cappell, Chief Executive Officer of Chicago Atlantic, added, “We have maintained our strong start to the year with $86.7 million of loan fundings during the quarter and another $25 million funded to date in the second quarter. The deployment of our revolving credit facility and the near-term plans to potentially increase the facility provide additional capital to support our growth.”

Investment Activity and Portfolio Performance

●	As of March 31, 2022, total loan commitments of approximately $321.1 million ($281.5 million funded, $39.6 million unfunded) across 22 portfolio companies

●	As of May 10, 2022, total loan commitments of approximately $337.3 million ($306.1 million funded, $31.2 million unfunded) across 22 portfolio companies

●	The portfolio’s weighted average yield to maturity was approximately 17.5% as of May 10, 2022 compared with approximately 17.2% as of March 31, 2022, and approximately 17.1% as of December 8, 2021, the date of the IPO

First Quarter 2022 Financial Results

●	Total interest income of approximately $9.8 million

●	Total expenses of approximately $2.0 million

●	Net Income of approximately $7.8 million, or $0.44 per weighted average diluted common share

●	Adjusted Distributable Earnings of approximately $8.0 million, or $0.45 per weighted average diluted common share

●	Book value per common share of $15.17 as of March 31, 2022 compared with $15.13 as of December 31, 2021

Dividends

●	On April 14, 2022, Chicago Atlantic paid a regular quarterly cash dividend of $0.40 per share of common stock for the first quarter of 2022 to common stockholders of record on March 31, 2022. The dividend represented a 53.8% increase from the fourth quarter of 2021.

Conference Call and Quarterly Earnings Supplemental Details

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 10:00 a.m. Eastern Time. The number to call for this interactive teleconference is (866) 374-5140 (international callers: (404) 400-0571). The conference PIN is 32070938#.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at investors.refi.reit. The online replay will be available approximately one hour after the end of the call and archived for one year.

Chicago Atlantic posted its First Quarter 2022 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For REFI investor relations please contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

IR@REFI.reit

For REFI media relations please contact:

Annie Graf

KCSA Strategic Communications

(786) 390-2644

PR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Loans held for investment	$278,826,914	$196,984,566
Current expected credit loss reserve	(182,838)	(134,542)
Loans held for investment, net	278,644,076	196,850,024
Cash	6,078,178	80,248,526
Interest receivable	373,695	197,735
Other assets, net	795,754	868,022
Other receivables	16,201	6,148
Total Assets	$285,907,904	$278,170,455

Liabilities
Interest reserve	$7,472,057	$6,636,553
Dividend payable	7,125,661	4,537,924
Related party payable	682,344	1,902,829
Management and incentive fees payable	671,505	802,294
Accounts payable and accrued expenses	571,821	212,887
Total Liabilities	16,523,388	14,092,487

Commitments and contingencies (Note 8)

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized at March 31, 2022 and December 31, 2021, respectively, and 17,752,603 and 17,453,553 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	176,579	173,551
Additional paid-in-capital	268,681,445	264,081,977
Accumulated earnings (deficit)	526,492	(177,560)
Total stockholders’ equity	269,384,516	264,077,968

Total liabilities and stockholders’ equity	$285,907,904	$278,170,455

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	For the three months ended March 31, 2022	For the three months ended December 31, 2021
Revenues
Interest income	$9,833,053	$5,779,304
Total revenues	9,833,053	5,779,304

Expenses
Management and incentive fees, net	671,505	905.123
General and administrative expense	556,141	181,555
Provision for current expected credit losses	51,343	147,949
Organizational expense	-	63,301
Amortization of deferred debt issuance costs	72,268	33,943
Professional fees	556,904	57,458
Stock based compensation	120,940	29.611
Total expenses	2,029,101	1,418,940

Net Income before income taxes	7,803,952	4,360,364
Income tax expense	-	-
Net Income	$7,803,952	$4,360,364

Earnings per common share:
Basic earnings per common share (in dollars per share)	$0.44	$0.57
Diluted earnings per common share (in dollars per share)	$0.44	$0.57

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	17,641,090	7,599,597
Diluted weighted average shares of common stock outstanding (in shares)	17,737,975	7,622,067

Distributable Earnings and Adjusted Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance. Each of Distributable Earnings and Adjusted Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).

We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons.

Distributable Earnings and Adjusted Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

	For the three months ended March 31, 2022	For the three months ended December 31, 2021
Net Income	$7,803,952	$4,360,364
Adjustments to net income
Non-cash equity compensation expense	120,940	29,611
Depreciation and amortization	72,268	33,943
Provision for current expected credit losses	51,343	147,949
Distributable Earnings	8,048,503	4,571,867
Adjustments to Distributable Earnings
Certain organizational expenses	-	63,301
Adjusted Distributable Earnings	8,048,503	4,635,168
Basic weighted average shares of common stock outstanding (in shares)	17,641,090	7,559,597
Adjusted Distributable Earnings per Weighted Average Share	$0.46	$0.61
Diluted weighted average shares of common stock outstanding (in shares)	17,737,975	7,622,067
Adjusted Distributable Earnings per Weighted Average Share	$0.45	$0.61

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